UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM 8-A/A
Amendment No.2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Centrus Energy Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2107911
(State of incorporation of organization)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to purchase Series A Participating Cumulative Preferred Stock, Par value $1.00 per share	NYSE AMERICAN

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.   ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   ☐
Securities Act registration statement file number to which this form relates (if applicable):
Not Applicable
Securities registered pursuant to Section 12(g) of the Act:
None.

EXPLANATORY NOTE
This amendment hereby amends the registration statement on Form 8-A originally filed by Centrus Energy Corp. (the “Company”) with the Securities and Exchange Commission on April 7, 2016, as amended by Amendment No. 1 filed with the Securities and Exchange Commission on February 15, 2017, by supplementing Items 1 and 2 with the following.

Item 1.	Description of Registrant's Securities to be Registered.

On April 3, 2019, the Company entered into a Second Amendment to the Section 382 Rights Agreement (the “Second Amendment”), which amends the Section 382 Rights Agreement, dated as of April 6, 2016 (the “Rights Agreement”), between the Company, Computershare Trust Company, N.A., and Computershare Inc., together as rights agent, as amended by the First Amendment to the Section 382 Rights Agreement, dated as of February 14, 2017.

The Second Amendment, among other things, (i) decreases the purchase price for each one one-thousandth (1/1000th) of a share of the Company’s Series A Participating Cumulative Preferred Stock, par value $1.00 per share, from $26.00 to $18.00 and (ii) extends the Final Expiration Date (as defined in the Rights Agreement) from April 5, 2019 to April 5, 2022.

The foregoing summary of the Second Amendment is qualified in its entirety by reference to the full text of the Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-A filed on April 7, 2016 and is incorporated herein by reference, the First Amendment to the Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 5, 2017 and incorporated herein by reference, and the Second Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 4, 2019 and incorporated herein by reference.

Item 2.	Exhibits.
EXHIBIT INDEX

Exhibit	Description of Document
3.1
Certificate of the Voting Powers, Designations, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations or Restrictions of Series A Participating Cumulative Preferred Stock of Centrus Energy Corp. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-A filed on April 7, 2016)

4.1
Section 382 Rights Agreement dated as of April 6, 2016, among Centrus Energy Corp., Computershare Trust Company, N.A. and Computershare Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-A filed on April 7, 2016)

4.2
First Amendment to the Section 382 Rights Agreement, dated February 14, 2017 by and between Centrus Energy Corp., Computershare Trust Company, N.A., and Computershare Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on January 5, 2017)

4.3
Second Amendment to the Section 382 Rights Agreement, dated as of April 3, 2019, between the Company, Computershare Trust Company, N.A. and Computershare Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on April 4, 2019)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Centrus Energy Corp.

Date:	April 4, 2019	By:	/s/ Marian K. Davis
Marian K. Davis
Senior Vice President, Chief Financial Officer and Treasurer